EXHIBIT 99.1

TOR Minerals International Reports Third Quarter 2012 Financial Results

 Reports Record Quarterly Sales and Profitability

CORPUS CHRISTI, Texas, October 25, 2012 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the third quarter ended September 30, 2012. Highlights for the third quarter of 2012 as compared to the third quarter of 2011 included:

  3Q12 sales increased 75 percent to $19.9 million
  3Q12 diluted net income increased 69 percent to $1.8 million
  3Q12 diluted EPS: $0.53 versus 3Q11 diluted EPS: $0.33
  Tangible Book Value as of Sept. 30, 2012 was $11.69 per share, versus $9.11 last year
Revenue by Product Group (in 000's)	3Q12	3Q11	% Change
TiO2 Pigments	$13,399	$5,694	135%
Specialty Aluminas	4,581	4,439	3%
Other	1,934	1,268	53%
Total	$19,914	$11,401	75%

Net sales increased 75 percent during the third quarter of 2012 due to increases in all three of the Company's primary product categories. Titanium dioxide (TiO2) pigments sales, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, were positively affected by $8.8 million of SR sales and increased average selling prices.  These factors were more than enough to offset a decline in HITOX volumes, and as a result, TiO2 pigments sales increased 135 percent to $13.4 million.  Sales of specialty alumina, which include the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 3 percent during the third quarter of 2012.  The increase in alumina sales was due primarily to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We posted our 8th consecutive quarter of year-over-year improvement in revenue and earnings.  A focus on delivering unique value-added products along with the geographic, product, customer and end-market diversification of our business, has allowed us to overcome the effects of a weak and uncertain global economy and produce another record quarter."

Margin Table	3Q12	3Q11	Change
Gross Margin	19.3%	20.8%	- 150 basis points
Operating Margin	12.7%	10.6%	+ 210 basis points
Net Margin	9.2%	9.4%	- 20 basis points

During the third quarter of 2012, gross margin decreased by 150 basis points to 19.3 percent primarily due to a shift in the mix of revenue, which included a larger portion of relatively lower margin SR sales.  Operating income increased to $2.5 million, or 12.7 percent of sales, compared to operating income of $1.2 million, or 10.6 percent of sales, reported during the same period a year ago.  During the third quarter, diluted net income available to common shareholders was a record $1.8 million, an increase of 69 percent as compared to $1.1 million in the same period a year ago.  As a percentage of sales, net income declined 20 basis points, primarily related to the increase in the effective tax rate from 5 percent to 22 percent.

"We've made incremental investments in our SR plant this year, which are delivering 5 percent to 7 percent improvement in yields and lowering our production costs.  We expect the efficiencies gained from these investments along with increased utilization of our facilities to provide a significant offset to increasing cost pressures from raw materials and rising energy prices," said Dr. Karasch.

"We expect that our TiO2 pigment customers will continue to reduce inventories to levels more closely aligned with near-term demand, and as a result this product group is likely to experience flat to down year-over-year comparisons over the next couple of quarters.  While near-term volumes and pricing may be affected by economic weakness and uncertainty, we believe the long-term demand and supply characteristics in the TiO2 business will continue to create growth attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2. Offsetting these near-term pressures, we expect our specialty alumina and other revenue categories, which make up more than 50 percent of our historic revenue mix, to continue to show growth.  We are also optimistic that beginning next year we will see recurring sales of SR to third parties.  Overall, our goal is to continue to deliver on our targeted growth of 15 percent to 20 percent over the next three to five years," concluded Dr. Karasch.

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on October 25, 2012, to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 401518.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

 This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
NET SALES	$19,914	$11,401	$46,830	$31,475
Cost of sales	16,068	9,026	36,127	24,703
GROSS MARGIN	3,846	2,375	10,703	6,772
Technical services and research and development	90	74	273	206
Selling, general and administrative expenses	1,242	1,098	3,825	3,322
Gain on disposal of assets	(6)	-	(6)	-
OPERATING INCOME	2,520	1,203	6,611	3,244
OTHER EXPENSE:
Interest expense	(143)	(139)	(397)	(336)
Gain (loss) on foreign currency exchange rate	(24)	63	(21)	6
Other, net	-	-	1	7
INCOME BEFORE INCOME TAX	2,353	1,127	6,194	2,921
Income tax expense	516	60	1,402	198
NET INCOME	$1,837	$1,067	$4,792	$2,723
Less: Preferred Stock Dividends	-	-	-	15
Basic Income Available to Common Shareholders	$1,837	$1,067	$4,792	$2,708
Plus: 6% Convertible Debenture Interest Expense	-	22	36	66
Plus: Preferred Stock Dividends	-	-	-	15
Diluted Income Available to Common Shareholders	$1,837	$1,089	$4,828	$2,789

Income per common share:
Basic	$0.62	$0.50	$1.77	$1.32
Diluted	$0.53	$0.33	$1.43	$0.86

Weighted average common shares outstanding:
Basic	2,968	2,122	2,714	2,052
Diluted	3,441	3,264	3,383	3,234

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,558	$3,381
Trade accounts receivable, net	14,374	4,921
Inventories	20,705	18,673
Other current assets	1,629	832
Total current assets	38,266	27,807
PROPERTY, PLANT AND EQUIPMENT, net	21,554	20,138
OTHER ASSETS	24	22
Total Assets	$59,844	$47,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,647	$3,222
Accrued expenses	3,076	1,754
Notes payable under lines of credit	4,616	2,886
Export credit refinancing facility	2,332	1,254
Current deferred tax liability	55	46
Current maturities - capital leases	51	28
Current maturities of long-term debt - financial institutions	818	813
Current maturities of long-term debt - convertible debentures	-	91
Total current liabilities	15,595	10,094
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	16	34
Long-term debt - financial institutions	2,816	2,668
Long-term debt - convertible debentures, net	-	1,127
DEFERRED TAX LIABILITY	1,201	619
Total liabilities	19,628	14,542
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 2,968 and 2,400 shares issued and outstanding at 9/30/2012 and 12/31/2011, respectively	3,709	2,999
Additional paid-in capital	28,971	28,222
Retained earnings (Accumulated deficit)	3,033	(1,759)
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustment	4,503	3,963
Total shareholders' equity	40,216	33,425
Total Liabilities and Shareholders' Equity	$59,844	$47,967

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$4,792	$2,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,842	1,544
Gain on disposal of assets	(6)	-
Share-based compensation	71	53
Convertible debenture interest expense	22	50
Deferred income taxes	572	158
Provision for bad debts	69	-
Changes in working capital:
Trade accounts receivables	(9,499)	(1,880)
Inventories	(1,601)	(4,142)
Other current assets	(788)	(478)
Accounts payable and accrued expenses	2,684	643
Net cash used in operating activities	(1,842)	(1,329)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(3,068)	(2,733)
Proceeds from sales of property, plant and equipment	8	-
Net cash used in investing activities	(3,060)	(2,733)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit	1,656	339
Net proceeds from export credit refinancing facility	1,032	2,428
Net proceeds from (payments on) capital leases	5	(44)
Proceeds from long-term bank debt	774	877
Payments on long-term bank debt	(605)	(368)
Proceeds from the issuance of common stock, and exercise of common stock options	148	606
Preferred stock dividends paid	-	(30)
Net cash provided by financing activities	3,010	3,808
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	69	(198)
Net decrease in cash and cash equivalents	(1,823)	(452)
Cash and cash equivalents at beginning of year	3,381	2,559
Cash and cash equivalents at end of period	$1,558	$2,107

Supplemental cash flow disclosures:
Interest paid	$397	$139
Non-cash financing activities:
Conversion of debentures	$1,240	$25